EXHIBIT 21.1

                      Subsidiaries of IEC Electronics Corp.


IEC Electronicos de Mexico, S. De R.L. De C.V., wholly-owned by IEC Electronics Corp.

IEC Electronics Foreign Sales Corporation, a Barbados corporation, wholly-owned by IEC Electronics Corp.

















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